    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST   , 1996
                                            REGISTRATION STATEMENT NO. 33-
POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT REFERRED TO BELOW.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                      AND
                        POST-EFFECTIVE AMENDMENT NO. 1
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                         MCDONNELL DOUGLAS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
              MARYLAND                              43-0400674
  (STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

                                 P.O. BOX 516
                        ST. LOUIS, MISSOURI 63166-0516
                                (314) 232-0232
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                            F. MARK KUHLMANN, ESQ.
                         MCDONNELL DOUGLAS CORPORATION
                                 P.O. BOX 516
                               MAILCODE 1001240
                        ST. LOUIS, MISSOURI 63166-0516
                                 (314) 233-2910
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:
                           NORMAN D. SLONAKER, ESQ.
                               BROWN & WOOD LLP
                            ONE WORLD TRADE CENTER
                           NEW YORK, NEW YORK 10048
                                ---------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as determined by market conditions, after the effective date of this Registration Statement.
                                ---------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-offective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number if the earlier effective registration statement for the same offerings. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[X]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                           PROPOSED      PROPOSED
                                            MAXIMUM      MAXIMUM
       TITLE OF              AMOUNT        OFFERING     AGGREGATE     AMOUNT OF
   SECURITIES BEING           TO BE          PRICE       OFFERING    REGISTRATION
      REGISTERED           REGISTERED     PER UNIT(1)    PRICE(1)        FEE
- ---------------------------------------------------------------------------------
Senior Debt Securities
 and warrants to
 purchase Senior
 Debt Securities....... $1,000,000,000(2)     100%    $1,000,000,000   $344,828

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
  (1) Estimated solely for the purpose of calculating the registration fee.
  (2) Any offering of Debt Securities denominated other than in U.S. dollars will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities from the Registrant. The amount registered shall be increased if any Debt Securities are issued at an original issue discount by an amount such that the net proceeds to be received by the Registrant shall be equal to the above amount to be registered.
  PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS
INCLUDED IN THE REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND ALSO
RELATES TO REGISTRATION STATEMENT NO. 33-36180 PREVIOUSLY FILED BY THE
REGISTRANT ON FORM S-3 AND DECLARED EFFECTIVE ON MARCH 17, 1992. THIS REGISTRATION STATEMENT, WHICH IS A NEW REGISTRATION STATEMENT, ALSO
CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 33-36180, AND SUCH POST-EFFECTIVE AMENDMENT NO. 1 SHALL HEREAFTER BECOME
EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT
AND IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933. THIS REGISTRATION STATEMENT AND THE REGISTRATION STATEMENT AMENDED HEREBY ARE COLLECTIVELY REFERRED TO HEREIN AS THE "REGISTRATION STATEMENT."

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS + +SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY + +NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH +
+OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR        +
+QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.                         +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS SUPPLEMENT
                                                           SUBJECT TO COMPLETION
(TO PROSPECTUS DATED AUGUST   , 1996)                      DATED AUGUST   , 1996

                         MCDONNELL DOUGLAS CORPORATION

                               MEDIUM-TERM NOTES

             DUE FROM AND EXCEEDING NINE MONTHS FROM DATE OF ISSUE

                                  ----------

  McDonnell Douglas Corporation (the "Company") may offer from time to time up
to $        aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of its Medium-Term Notes (the "Notes"). Each Note will mature on a Business Day from and exceeding nine months from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption by the Company or repayment at the option of the Holder thereof, in each case, in whole or in part, prior to its Stated Maturity, as set forth therein and specified in a pricing supplement hereto (each, a "Pricing Supplement"). As of the date of this Prospectus
Supplement, $       of the Notes are outstanding.

  The interest rate, if any, or the formula for the determination of any such interest rate, applicable to each Note and other variable terms of the Notes as described herein will be established by the Company at the date of issue of such Note and will be set forth therein and specified in a Pricing Supplement. Interest rates, interest rate formulae and such other variable terms are subject to change by the Company, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") or definitive form (a "Definitive Note"), as set forth in the applicable Pricing Supplement, in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Each Book-Entry Note will be represented by a global security deposited with or on behalf of The Depository Trust Company (or such other depository as is identified in an applicable Pricing Supplement) (the "Depository") and registered in the name of the Depository's nominee. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (with respect to its participants) and the Depository's participants (with respect to beneficial owners).

  Unless otherwise specified in an applicable Pricing Supplement, the Notes will bear interest at fixed rates (the "Fixed Rate Notes") or at floating rates (the "Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or Inverse Floating Rate Note or whether its rate of interest is determined by reference to one or more of the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury Rate (each, an "Interest Rate Basis"), or any other interest rate formula, as adjusted by any Spread and/or Spread Multiplier and will specify such other terms applicable to such Note. See "Description of Notes." Interest on Fixed Rate Notes will accrue from their date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually in arrears on January 15 and July 15 of each year and at Maturity. The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually, as set forth therein and specified in the applicable Pricing Supplement, and interest on each Floating Rate Note will accrue from its date of issue and will be payable in arrears monthly, quarterly, semiannually or annually, as specified in the applicable Pricing Supplement, and at Maturity. Notes may also be issued with original issue discount, and such Notes may or may not currently pay interest. Notes may also be issued with the principal amount payable at Maturity and/or interest to be paid thereon to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies (including a composite currency such as the European Currency Unit) relative to an indexed currency, or such other price or exchange rate as may be specified in such Note ("Indexed Notes"), as set forth in an Indexed Note Supplement.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE SECURI-
   TIES AND  EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION PASSED
    UPON THE ACCURACY  OR ADEQUACY OF THIS PROSPECTUS  SUPPLEMENT, THE PRO-
     SPECTUS OR ANY SUPPLEMENT  HERETO. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                        AGENTS' DISCOUNTS
                        PRICE TO               AND              PROCEEDS TO
                        PUBLIC(1)       COMMISSIONS(2)(3)    THE COMPANY(2)(4)
- ------------------------------------------------------------------------------
Per Note.........         100%             .125%-.75%          99.875%-99.25%
- ------------------------------------------------------------------------------
Total............         $                $    -$              $    -$

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Unless otherwise specified in an applicable Pricing Supplement, the Notes will be issued at 100% of their principal amount.
(2) The Company will pay a commission ranging from .125% to .75% (or, with respect to Notes for which the Stated Maturity is in excess of 30 years, such commission as shall be agreed upon by the Company and the related Agent at the time of sale) of the principal amount of a Note, depending upon its Stated Maturity, to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., J.P. Morgan Securities Inc. or Salomon Brothers Inc (each, an "Agent" and collectively, the "Agents") and may sell Notes to one or more Agents, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity.
(3) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."
(4) Before deducting expenses payable by the Company.

                                  ----------

  The Notes are being offered on a continuing basis by the Company through the Agents, who have agreed to use their reasonable efforts to solicit offers to purchase the Notes. The Company may also sell Notes to an Agent, as principal, for resale to investors and other purchasers and has reserved the right to sell Notes directly to investors on its own behalf. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits an offer, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."

                                  ----------

MERRILL LYNCH & CO.
                CHASE SECURITIES, INC.
                                    J.P. MORGAN & CO.
                                                  SALOMON BROTHERS INC

                                  ----------

           The date of this Prospectus Supplement is August   , 1996.

                              DESCRIPTION OF NOTES

  The Notes will be issued as a series of debt securities under an Indenture dated as of September 1, 1985, as amended (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), more fully described in the attached Prospectus. The following summary of certain provisions of the Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. Capitalized terms used but not defined herein have the meanings given to them in the Indenture or the Notes, as the case may be. The term "Debt Securities", as used under this caption, refers to all securities issued and issuable from time to time under the Indenture and includes the Notes as a separate series of such Debt Securities.

  THE FOLLOWING DESCRIPTION OF NOTES WILL APPLY UNLESS OTHERWISE SPECIFIED IN AN APPLICABLE PRICING SUPPLEMENT.

GENERAL

  All Debt Securities, including the Notes, issued and to be issued under the Indenture will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder or of any particular series of such Debt Securities and Debt Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by the Company for each series. The Company may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other
Debt Securities under the Indenture in addition to the $            aggregate
initial offering price of Notes authorized as of the date of this Prospectus Supplement.

  The Notes are currently limited to $            aggregate initial offering
price. The Notes will be offered on a continuing basis and will mature on a Business Day (as defined herein) from and exceeding nine months from the date of issue, as selected by the purchaser and agreed to by the Company. Unless otherwise specified in an applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes as specified in the applicable Pricing Supplement. Notes may be issued at significant discounts from their principal amount payable at Stated Maturity (or on any prior date on which the principal or an installment of principal of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of the Company, repayment at the option of the Holder or otherwise)(each such date, a "Maturity"), and some Notes may not bear stated interest.

  Unless otherwise indicated in a Note or in a foreign currency supplement hereto (a "Multiple-Currency Supplement") or Indexed Note (as defined below) supplement hereto (an "Indexed Note Supplement"), the Notes will be denominated in United States dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in United States dollars. If any of the Notes are to be denominated other than in United States dollars or if the principal of, and interest on, the Notes, and any premium provided for in any
Note is to be payable in or by reference to a currency (or in composite currency units or in amounts determined by reference to one or more currencies) other than in which such Note is denominated, provisions with respect thereto will be set forth in such Note and in the applicable Multi-Currency Supplement or Indexed Note Supplement.

  Interest rates, interest rate formulae and other variable terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

  Each Note will be issued in fully registered book-entry form (a "Book-Entry Note") or definitive form (a "Definitive Note"), in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. Book-Entry Notes may be transferred or exchanged only through a participating member of The Depository Trust Company (or such other depository as is identified in an applicable Pricing Supplement) (the "Depository"). See "Book-Entry Notes". Registration of transfer of

Definitive Notes will be made at the office of the Trustee at 101 Barclay Street, New York, New York 10286 (the "Corporate Trust Office"). No service charge will be made by the Company, the Trustee or the Security Registrar for any such registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (other than exchanges pursuant to the Indenture, not involving any transfer).

  Payments of principal of, and premium and interest, if any, on Book-Entry Notes will be made by the Company through the Trustee to the Depository. See "Book-Entry Notes". In the case of Definitive Notes, payment of principal or premium, if any, at the Maturity of each Definitive Note will be made in immediately available funds upon presentation of the Definitive Note at the Corporate Trust Office of the Trustee, or at such other place as the Company may designate. Payment of interest due at Maturity will be made to the person to whom payment of the principal of the Definitive Note shall be made. Payment of interest due on Definitive Notes other than at Maturity will be made at the Corporate Trust Office of the Trustee or, at the option of the Company, may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of Definitive Notes having the same Interest Payment Dates will, at the option of the Company, be entitled to receive interest payments (other than at Maturity) by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to the applicable Interest Payment Date.

REDEMPTION AT THE OPTION OF THE COMPANY

  The Notes will not have a sinking fund but will be redeemable at the option of the Company prior to their stated maturity only if an Initial Redemption Date is specified therein and in the applicable Pricing Supplement. If so indicated in the applicable Pricing Supplement, Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date specified in such Pricing Supplement. On and after the Initial Redemption Date, if any, the related Note may be redeemed at any time in whole or from time to time in part in increments of $1,000 at the option of the Company at the applicable Redemption Price (as defined below) together with interest thereon payable to the Redemption Date, on notice given not more than 60 nor less than 30 days prior to the Redemption Date. "Redemption Price" with respect to a Note will initially mean a percentage, the Initial Redemption Percentage, of the principal amount of such Note to be redeemed specified in the applicable Pricing Supplement and shall decline at each anniversary of the Initial Redemption Date by a percentage, the Annual Redemption Percentage Reduction, if any, specified in the applicable Pricing Supplement, of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

REPAYMENT AT THE OPTION OF THE HOLDER

  If so indicated in an applicable Pricing Supplement, Notes will be repayable by the Company in whole or in part at the option of the Holders thereof on their respective Optional Repayment Dates specified in such Pricing Supplement. If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to Maturity. Any repayment in part will be in increments of $1,000 provided that any remaining principal amount of such Note will be an authorized denomination of such Note. The repurchase price for any Note so repurchased will be 100% of the principal amount to be repaid, together with interest thereon payable to the date of repayment.

  While the Notes are represented by Global Securities held by or on behalf of the Depository, and registered in the name of the Depository's nominee, the option for repayment may be exercised by the applicable Participant (as defined below under "Description of Notes--Book-Entry Notes") on behalf of the beneficial owners of such Notes by delivering a written notice to the Trustee at the Corporate Trust Office, not more than 60 nor less than 30 days prior to the Optional Repayment Date. Notices of elections from Participants on behalf of beneficial owners of the Notes to exercise their option to have the Notes repaid must be received by the Trustee by 5:00 p.m., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Trustee on a particular day, the beneficial owner of Notes must so direct the applicable Participant before such Participant's cut-off time for accepting instructions for that day. Different firms may have different cut-off times for accepting instructions from their customers. Accordingly, beneficial owners of Notes should consult the Participants through which they own their interest in the Notes for the cut-off times for such Participants. All notices shall be executed by a duly authorized officer of such Participant (with signature guaranteed) and shall be irrevocable. In addition, such beneficial owners of Notes shall effect delivery of such Notes at the time such notices of election are given to the Depository by causing the Participant to transfer such beneficial owner's interest in the Notes, on the Depository's records, to the Trustee. Conveyance of notices and other communications by the Depository to Participants, by Participants to indirect Participants and by Participants and indirect Participants to beneficial owners of the Notes will be governed by agreements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

INTEREST

 General

  Unless otherwise specified in an applicable Pricing Supplement, each Note will bear interest from the date of issue at the rate per annum or, in the case of a Floating Rate Note, pursuant to the interest rate formula stated therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable in arrears on each date specified in the applicable Pricing Supplement on which an installment of interest is due and payable (an "Interest Payment Date") and at Maturity. Unless otherwise specified in an applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Regular Record Date and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Regular Record Date to the registered Holder on such next succeeding Regular Record Date. Unless otherwise specified in an applicable Pricing Supplement, a "Regular Record Date" for Floating Rate Notes shall be the fifteenth day (whether or not a Business Day, as defined below) immediately preceding the related Interest Payment Date and for Fixed Rate Notes the January 1 or July 1 next preceding the Interest Payment Date.

 Fixed Rate Notes

  Unless otherwise specified in an applicable Pricing Supplement, each Fixed Rate Note will bear interest from, and including, the date of issue, or the most recent date to which interest has been paid or duly provided for, to, but excluding, the Interest Payment Date or Maturity, as the case may be, at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise specified in an applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  Interest on Fixed Rate Notes will be payable semiannually on January 15 and July 15 of each year, unless otherwise specified in an applicable Pricing Supplement, and at Maturity. If any Interest Payment Date or the Maturity of a Fixed Rate Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

 Floating Rate Notes

  Unless otherwise specified in an applicable Pricing Supplement, Floating Rate Notes will be issued as described below. Each applicable Pricing Supplement will specify certain terms with respect to which such Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note" (as defined below), an "Inverse Floating Rate Note" (as defined below) or a "Floating Rate/Fixed Rate Note" (as defined below); the Interest Rate Basis or Bases, Initial Interest Rate, Interest Reset Dates,

Interest Reset Period, Regular Record Dates, Interest Payment Dates, Index Maturity, maximum interest rate and minimum interest rate, if any, and the "Spread" and/or "Spread Multiplier" (both as defined below), if any, as described below.

  The interest rate borne by the Floating Rate Notes will be determined as follows:

    (i) Unless such Floating Rate Note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum attached, such Floating Rate Note will be designated a "Regular Floating Rate Note" and, except as described below or in an applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis (i) plus or minus the applicable Spread, if any, and/or
  (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the initial Interest Reset Date will be the Initial Interest Rate.

    (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (i) the interest rate in effect for the period from the Original Issue Date to the initial Interest Reset Date will be the Initial Interest Rate; and (ii) the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date to Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

    (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the related Pricing Supplement minus the rate determined by reference to the Interest Rate Basis (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any; provided, however, that the interest rate thereon will not be less than zero. Commencing on the initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the initial Interest Reset Date will be the Initial Interest Rate.

  Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

  Unless otherwise provided in the applicable Pricing Supplement, each Interest Rate Basis shall be the rate determined in accordance with the applicable provisions below. Except as set forth above or in an applicable Pricing Supplement, the interest rate in effect on each day shall be (a) if such day is an Interest Reset Date, the interest rate determined on the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate determined on the Interest Determination Date immediately preceding the immediately preceding Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the initial Interest Reset Date will be the Initial Interest Rate.

  Interest on Floating Rate Notes will be determined by reference to an "Interest Rate Basis," which may be one or more of (i) the "CD Rate", (ii) the "Commercial Paper Rate", (iii) the "Federal Funds Rate", (iv) "LIBOR", (v) the "Prime Rate", (vi) the "Treasury Rate", or (vii) such other interest rate formula as may be set forth in the applicable Pricing Supplement; provided, however, that with respect to a Floating

Rate/Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date and continuing, unless otherwise specified in the applicable Pricing Supplement, until Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date. In addition, a Floating Rate Note may bear interest in respect of the lowest of two or more Interest Rate Bases.

  The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but no such change will affect any Floating Rate Note previously issued or as to which an offer has been accepted by the Company.

  Each applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified period (each, an "Interest Reset Period") and the dates on which such Interest Rate will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which will reset the Tuesday of each week, except as specified below); (iii) monthly, the third Wednesday of each month; (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the fixed rate of interest in effect for the period from the Fixed Rate Commencement Date until Maturity shall be the Fixed Interest Rate or the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date, as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is the applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. As used herein, "Business Day" means, unless otherwise specified in the applicable Pricing Supplement, each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law to close; provided, however, that with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day. As used herein, "London Business Day" means any day on which dealings in deposits in United States dollars are transacted in the London interbank market.

  A Floating Rate Note may also have either or both of the following: (i) a maximum numerical limitation, or ceiling (a "Maximum Interest Rate"), on the rate at which interest may accrue during any interest period and (ii) a minimum numerical limitation, or floor (a "Minimum Interest Rate"), on the rate at which interest may accrue during any interest period. In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

  Each Floating Rate Note will bear interest from the date of issue at the rates specified herein until the principal thereof is paid or otherwise made available for payment. Except as provided below or in an applicable Pricing Supplement, interest will be payable in the case of Floating Rate Notes which reset; (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, at Maturity. If any Interest Payment Date (other than at Maturity) for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such Maturity.

  All percentages resulting from any calculation on Floating Rate Notes will be rounded upwards, if necessary, to the next highest one hundred-thousandth of a percentage point (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

  Unless otherwise specified in the applicable Pricing Supplement, interest payments on Floating Rate Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue, if no interest has been paid with respect to such Floating Rate Notes), to but excluding the related Interest Payment Date.

  With respect to each Floating Rate Note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last day to which interest has been paid or duly provided for, to the date for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Notes for which the Interest Rate Basis is the Treasury Rate. Unless otherwise specified in an applicable Pricing Supplement, the interest factor for Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied.

  The interest rate applicable to each Interest Reset Period commencing on the Interest Reset Date with respect to such Interest Reset Period will be the rate determined on the applicable "Interest Determination Date". Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date with respect to the CD Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date for the related Note; the Interest Determination Date with respect to LIBOR will be the second London Business Day preceding each Interest Rate Date. With respect to the Treasury Rate, unless otherwise specified in an applicable Pricing Supplement, the Interest Determination Date will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the week in which the related Interest Reset Date falls, the related Interest Determination Date will be such preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date, then the related Interest Reset Date will instead be the first Business Day following such auction. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days prior to such Interest Reset Date for such Floating Rate Note on which each Interest

Rate Basis is determinable. Each Interest Rate Basis will be determined and compared on such date, and the applicable interest rate will take effect on the related Interest Reset Date.

  Unless otherwise provided in the applicable Pricing Supplement, The Bank of New York will be the "Calculation Agent". Upon request of the Holder of any Floating Rate Note, the Trustee will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day prior to the Interest Payment Date on which such accrued interest will be payable.

  CD Rate. CD Rate Notes will bear interest at the rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in such CD Rate Notes and in any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication ("Composite Quotations") under the heading "Certificates of Deposit". If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the Calculation Agent (after consultation with and agreement by the Company) for negotiable certificates of deposit of major United States money center banks of the highest credit standing for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in denominations of $5,000,000; provided, however, that if any of the dealers so selected by the Calculation Agent are not quoting as set forth above, the CD Rate with respect to such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

  Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at the rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Notes and in any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in H.15(519) under the heading "Commercial Paper". In the event that such rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 P.M., New York City time, on the related Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate for such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized securities rating agency; provided, however, that if any of the dealers so selected by the Calculation Agent (after consultation with and agreement by the Company) are not quoting as mentioned in this sentence, the Commercial Paper Rate determined on such Commercial Paper Rate Interest Determination Date will be the rate in effect on such Commercial Paper Rate Interest Determination Date.

  "Money Market Yield" means a yield (expressed as a percentage rounded to the nearest one ten-thousandth of a percent, with five one hundred-thousandths of a percent rounded upward) calculated in accordance with the following formula:

                                       D X 360
               Money Market Yield = --------------X 100
                                    360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  Federal Funds Rate. Federal Funds Rate Notes will bear interest at the rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate Notes and in any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related Calculation Date, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the Calculation Agent (after consultation with and agreement by the Company) as of 11:00 A.M., New York City time on such Federal Funds Rate Interest Determination Date; provided, however, that if any of the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

  LIBOR. LIBOR Notes will bear interest at the rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Notes and in any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

    (i) With respect to an Interest Determination Date relating to a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest

  Determination Date"), LIBOR will be the rate for deposits in United States dollars for the period of any Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Business Day immediately following the related LIBOR Interest Determination Date, which appear on the Designated LIBOR Page (as defined below) at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date. If no such rate appears, LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below. "Designated LIBOR Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified on the applicable Pricing Supplement (or any other page as may replace such page) for the purpose of displaying the London interbank rates of major banks for deposits in United States dollars.

    (ii) With respect to a LIBOR Interest Determination Date on which no rate appears on the applicable Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the Calculation Agent (after consultation with and agreement by the Company), to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the offered rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with and agreement by the Company) for loans in United States dollars to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such market at such time; provided, however, that if any of the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

  Prime Rate. Prime Rate Notes will bear interest at the rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in such Prime Rate Notes and in any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Determination Date") the rate on that day set forth in H.15(519) opposite the caption "Bank Prime Loan". If such rate is not yet published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Determination Date. If fewer than four such rates appear on such Reuters Screen USPRIME1 Page for such Prime Rate Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Determination Date by three, or two if only two such rates are quoted, major money center banks in New York City selected by the Calculation Agent (after consultation with and agreement by the Company). If fewer than two such rates are quoted as aforesaid, the Prime Rate will be determined by the Calculation Agent on the basis of the prime rates quoted in New York City by three, or two if only two are available, substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, selected by the Calculation Agent (after consultation with and agreement by the Company) to provide such rates; provided, however, that if fewer than two of such substitute banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate then in effect on such Prime Rate Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  Treasury Rate. Treasury Rate Notes will bear interest at the rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate Notes and in any applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills-auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents) selected by the Calculation Agent (after consultation with and agreement by the Company), for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if any of the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

OTHER PROVISIONS; ADDENDA

  Any provisions with respect to the determination of an Interest Rate Basis, the specification of Interest Rate Basis, calculation of the interest rate applicable to a Fixed or Floating Rate Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

ORIGINAL ISSUE DISCOUNT NOTES

  Notes may be issued at a price less than their redemption price at Maturity, resulting in such Notes being treated as issued with original issue discount for United States federal income tax purposes ("Original Issue Discount Notes"). Such Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Certain additional considerations relating to any Original Issue Discount Notes may be described in the Pricing Supplement relating thereto.

INDEXED NOTES

  Notes also may be issued with the principal amount payable at Maturity and/or interest to be paid thereon to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies (including a composite currency such as the European Currency Unit) relative to an indexed currency, or such other price or exchange rate as may be specified in such Note ("Indexed Notes"), as set forth in an Indexed Note Supplement. Holders of such Notes may receive a principal amount at Maturity that is greater than or less than the face amount of the Notes depending upon the relative value at Maturity of the specified indexed item. Information as to the method for determining the principal amount payable at Maturity, certain historical information with respect to the specified indexed item and tax considerations associated with investment in Indexed Notes will be set forth in the applicable Indexed Note Supplement.

BOOK-ENTRY NOTES

  Upon issuance, all Book-Entry Notes having the same Original Issue Date, Stated Maturity and otherwise having identical terms and provisions will be represented by one or more global securities (each, a "Global Security"). Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depository, registered in the name of the Depository or a nominee thereof. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of such successor.

  The Depository Trust Company, New York, New York, will be the initial Depository with respect to the Notes. The Depository has advised the Company and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository was created to hold securities of its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Depository's Participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by the Depository only through Participants.

  Upon the issuance of the Notes represented by a Global Security, the Depository will credit, on its book-entry registration and transfer system, the principal amounts of the Notes represented by such Global Security to the accounts of Participants. The accounts to be credited will be designated by the relevant Agent. Ownership of beneficial interests in the Global Security will be limited to Participants or persons that hold interests through Participants. Ownership of beneficial interest in the Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to interests of Participants in the Depository), or by Participants in the Depository or persons that may hold interest through such Participants (with respect to persons other than Participants in the Depository). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and such laws may impair the ability of beneficial owners of the Notes to transfer beneficial interests in a Global Security.

  SO LONG AS THE DEPOSITORY FOR A GLOBAL SECURITY, OR ITS NOMINEE, IS THE REGISTERED OWNER OF SUCH GLOBAL SECURITY, THE DEPOSITORY OR ITS NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER OR HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL SECURITY FOR ALL PURPOSES UNDER THE INDENTURE. EXCEPT AS PROVIDED BELOW, OWNERS OF BENEFICIAL INTERESTS IN THE NOTES REPRESENTED BY A GLOBAL SECURITY WILL NOT BE ENTITLED TO HAVE THE NOTES REPRESENTED BY SUCH GLOBAL SECURITY REGISTERED IN THEIR NAMES, WILL NOT RECEIVE OR BE ENTITLED TO RECEIVE PHYSICAL DELIVERY OF THE NOTES IN DEFINITIVE FORM AND WILL NOT BE CONSIDERED THE OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depository would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners through them. Conveyance of notices and other communications by the Depository to Participants, by Participants to indirect Participants, and by Participants and indirect Participants to beneficial owners of interests in the Global Security will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Payments of principal of and interest on the Notes will be made by the Company through the Trustee to the Depository or its nominee, as the case may be, as the registered owner of a Global Security. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Depository, upon receipt of any payment of principal or interest in respect of a Global Security, will credit the accounts of the related Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as shown on the records of the Depository. The Company also expects that payments by Participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants.

  If (x) the Depository is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Securities shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, the Global Securities will be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in such Global Securities.

                              PLAN OF DISTRIBUTION

  Subject to the terms and conditions of the Distribution Agreement, the Notes are being offered on a continuing basis for sale by the Company through one or more of the Agents, who have agreed to use their reasonable efforts to solicit offers to purchase the Notes and the Company may also sell Notes to an Agent, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. The Company also reserves the right to sell Notes directly on its own behalf or through additional agents, acting either as agent or principal, on substantially identical terms as those applicable to the Agents. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part whether placed directly with the Company or through one of the Agents. The Agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by them. The Company will pay the related Agent, in the form of a discount or otherwise, a commission, ranging from .125% to .75%, depending on the Stated Maturity of the Note (or, with respect to Notes for which the Stated Maturity is in excess of 30 years, such commission as shall be agreed upon by the Company and the related Agent at the time of sale), of the principal amount of any Note sold through such Agent.

  In addition, with the Company's consent, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or may be resold to certain dealers as described above. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

  Unless otherwise specified in an applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

  No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but no Agent is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes.

  Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. The Company has agreed to reimburse each of the Agents for certain expenses.

  In the ordinary course of their respective business, certain of the Agents and/or their affiliates engage and may in the future engage in commercial banking and investment banking transactions with the Company and affiliates of the Company.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS + +SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY + +NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH +
+OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR        +
+QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.                         +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                            SUBJECT TO COMPLETION
                             DATED AUGUST  , 1996
PROSPECTUS

                                 $1,198,000,000

                         MCDONNELL DOUGLAS CORPORATION

                       DEBT SECURITIES AND DEBT WARRANTS

  McDonnell Douglas Corporation (the "Company") from time to time may offer and sell up to $1,198,000,000 aggregate principal amount (or net proceeds in the case of securities issued at an original issue discount), or its equivalent, based on the applicable exchange rate at the time of offering, in such foreign currencies, units or composites of two or more thereof as shall be designated by the Company at the time of offering, of its debt securities (the "Debt Securities") and of warrants to purchase Debt Securities (the "Debt Warrants"). The Debt Securities and Debt Warrants, which are collectively referred to herein as the "Securities," may be offered in one or more separate series in amounts, at prices and on terms to be determined at the time of sale. The Company may sell Securities to or through dealers, acting as principals for their own account or as agents, and also may sell Securities directly to other purchasers. See "Plan of Distribution."

  The Debt Securities will be unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. See "Description of Debt Securities" and "Description of Debt Warrants."

  The terms of the Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, terms for any extension, redemption or repayment at the option of the Company or the holder, terms for sinking fund payment, if any, whether the Securities are Debt Securities or Debt Warrants, the initial public offering price or purchase price, the names of, and the principal amounts to be purchased by dealers, if any, the compensation of such dealers and the proceeds to be received by the Company and the other terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"). The Company may elect to deliver to purchasers of Securities an abbreviated term sheet setting forth a description of the Securities being offered, or a summary thereof, instead of a Prospectus Supplement. As used herein, Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in any other currency or units or composite currencies or in amounts determined by reference to an index.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR  ANY STATE SECURITIES  COMMISSION
    PASSED  UPON   THE  ACCURACY  OR  ADEQUACY  OF  THIS   PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The Securities may be sold to underwriters for public offering pursuant to terms of an offering fixed at the time of sale. Such underwriters may include, or may be a group of underwriters represented by, Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more other firms. In addition, the Securities may be sold by the Company directly or through agents. No Securities may be sold without delivery of a Prospectus Supplement or a term sheet describing such issue of Securities and the method and terms of offering thereof.

                                  -----------

                The Date of this Prospectus is August   , 1996.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") Registration Statements on Form S-3 with respect to the Securities under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in such Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to these Securities and the Company, reference is made to the Registration Statements. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Reports, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's common stock is listed on the New York Stock Exchange and Pacific Stock Exchange. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange and Pacific Stock Exchange. The Commission maintains a Web site at http: // www. sec. gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 31, 1995, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, and June 30, 1996, and Current Reports on Form 8-K dated April 17, 1996, May 31, 1996, June 5, 1996, July 8, 1996 and August 2, 1996, each as filed with the Commission, are hereby incorporated by reference into this Prospectus and made a part hereof.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Mr. Roger A. Krone, Vice President-Treasurer, McDonnell Douglas Corporation, P.O. Box 516, Mailcode 1001330, St. Louis, Missouri 63166-0516; telephone number (314) 232-3359.

  Unless otherwise indicated, currency amounts in this Prospectus and the Prospectus Supplement are stated in United States dollars ("U.S. dollars," "dollars," "$" or "U.S. $").

                                  THE COMPANY

GENERAL

  The Company was incorporated in Maryland in 1939 under the name McDonnell Aircraft Corporation. On April 19, 1967, the shareholders approved the merger with Douglas Aircraft Company and the name of the corporation was changed to McDonnell Douglas Corporation (the "Company" or "The Company").

  The Company, its divisions and its subsidiaries operate principally in four industry segments: military aircraft; missiles, space and electronic systems; commercial aircraft; and financial services and other. Operations in the first two industry segments are conducted primarily by McDonnell Douglas Aerospace and by Military Transport Aircraft, unincorporated operating divisions of the Company, which are engaged in design, development, production, and support of the following major products: military transport aircraft; combat aircraft and training systems; commercial and military helicopters and ordnance; missiles; space launch vehicles and space station systems; and defense and commercial electronics, lasers, sensors, and command, control, communications, and intelligence systems. Operations in the commercial aircraft segment are conducted by Douglas Aircraft Company ("DAC"), an unincorporated operating division of the Company, which designs, develops, produces and sells commercial transport aircraft and related spare parts.

  DAC separated its commercial and government programs into two operating units effective January 1, 1992. Prior to the reorganization of DAC, the results of operations of both the commercial and military programs were reported under the combined caption of "transport aircraft". The "military aircraft" segment now includes the former "combat aircraft" segment plus the C-17 Globemaster III program and certain minor military programs reported under the "transport aircraft" caption prior to 1992. The "commercial aircraft" segment includes the commercial programs previously reported under the caption "transport aircraft". In August 1992, the DAC military programs became part of the McDonnell Douglas Aerospace division.

  Through its McDonnell Douglas Financial Services Corporation ("MDFS") subsidiary, the Company is engaged in aircraft financing and commercial equipment leasing. The Company's subsidiary, McDonnell Douglas Realty Company ("MDRC"), was established in 1972 to develop the Company's surplus real estate. While continuing to serve that role, MDRC has become a full-service developer and property manager in the commercial real estate market as well as for the Company's aerospace business.

  The Company is a major participant in both the defense and the commercial aerospace industries. The Company has a wide range of programs in production and development, and is the world's leading producer of military aircraft. The Company is one of the largest U.S. defense contractors and NASA prime contractors based on prime contracts awarded and is one of the principal manufacturers of large commercial transport aircraft. Programs and products comprising most of the Company's business volume are of a highly technical nature, comparatively few in number, high in unit cost, and have traditionally enjoyed relatively long production lives.

MILITARY AIRCRAFT

  The Company's McDonnell Douglas Aerospace division is currently producing the F-15 Eagle, the F/A-18 Hornet, the AV-8B Harrier II Plus, and the T-45 Goshawk and military training systems. The Company's Military Transport Aircraft division is currently producing the C-17 Globemaster III. Additionally, the Company is developing the F/A-18 E/F Super Hornet. The Super Hornet is expected to add greater range and payload carrying ability and maintainability and allow for the integration of new systems and technologies. The F-15 Eagle is a supersonic, tactical fighter that is currently operated by the U.S. Air Force, Japan, Saudi Arabia and Israel. The F/A-18 Hornet is a multi-mission strike fighter produced primarily for the U.S. Navy and Marine Corps. The F/A-18 Hornet's customers include: Canada, Australia, Spain, Kuwait, Finland, Switzerland, and Malaysia. The Company is the prime contractor for the U.S. Air

Force C-17 Globemaster III military transport. The C-17 is designed to carry outsize cargo over intercontinental distances into austere airfields. The AV-8B Harrier II is a vertical/short takeoff and landing attack aircraft which began U.S. Marine Corps service in January 1984. The AV-8B Harrier II is also currently operated by the United Kingdom, Spain, and Italy. The T-45 Goshawk is a carrier capable single engine trainer which the U.S. Navy selected in 1984 to replace its intermediate T-2C and advanced TA-4J trainers. McDonnell Douglas Helicopter Company, which operationally is part of the McDonnell Douglas Aerospace division, currently produces the AH-64 Apache, an advanced attack helicopter for the U.S. Army, Israel, Egypt, Saudi Arabia, United Arab Emirates, Greece, the United Kingdom and the Netherlands.

MISSILES, SPACE AND ELECTRONIC SYSTEMS

  The Company, through its McDonnell Douglas Aerospace division, is also engaged in a wide variety of programs in tactical missiles and related systems. The division produces several missile systems, including the Harpoon anti-ship missile and the Standoff Land Attack Missile.

  In addition, the McDonnell Douglas Aerospace division includes the Delta Launch Vehicle, Space Products, Space Station, payload fairings and technical services businesses. The McDonnell Douglas Aerospace division also develops and produces a variety of defense and electronic systems and products, including commercial and military aircraft avionics; command and information systems; surveillance, detection, and tracking systems; and laser systems.

COMMERCIAL AIRCRAFT

  The Company, through DAC, is producing MD-80 and MD-90 twin jets and MD-11 trijet commercial aircraft, developing the MD-95 twin jet commercial aircraft and supporting commercial aircraft, spare parts and related services. The MD-90 is an advanced derivative of the MD-80, featuring additional seat capacity and new fuel-efficient engines with reduced noise and exhaust emissions. Initial customer deliveries of the MD-90 began in early 1995. The MD-11 is an advanced technology trijet designed to fulfill airline needs in the l990s and beyond. Current customers for the Company's commercial transport aircraft include American Airlines, Delta Air Lines, and Federal Express Corporation in the United States; and Alitalia, China Eastern, China Northern, Garuda Indonesia, Japan Airlines, Japan Air Systems, KLM Royal Dutch Airlines, Korean Air, Swissair, and Varig, among international carriers.

FINANCIAL SERVICES

  MDFS, headquartered in Long Beach, California, is the parent company of McDonnell Douglas Finance Corporation ("MDFC"), a subsidiary that is engaged in aircraft financing and commercial equipment leasing. During 1991 and 1992, MDFS significantly scaled back its operations, disposed of certain selected lines of business and assets, and focused its new business efforts almost entirely within its two core business lines, aircraft financing and commercial equipment leasing.

  MDRC, a subsidiary of the Company, was established to develop the Company's surplus real estate. MDRC has since become a full-service developer and property manager in the commercial real estate market. MDRC is active in developing property adjacent to the Company's offices and plants, and is involved in other property and construction projects that are not connected with the Company's own requirements.

ADDRESS OF COMPANY

  The Company's principal executive offices are located at the intersection of
J. S. McDonnell Boulevard and Airport Road, P.O. Box 516, St. Louis, Missouri 63166-0516; telephone (314) 232-0232.

                         SUMMARY FINANCIAL INFORMATION

  The following tables present selected consolidated financial information concerning the Company and its consolidated subsidiaries. The information in the tables and the notes thereto should be read in conjunction with the consolidated financial statements and related notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996. See "Incorporation of Certain Documents by Reference."

                                  YEAR ENDED DECEMBER 31
                          ------------------------------------------------------
                           1995         1994       1993       1992        1991
                          -------      -------    -------    -------     -------
                          (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER
                                        SHARE DATA)
SUMMARY OF OPERATIONS(1)
Revenues by industry
 segment:(2)
  Military aircraft.....  $ 8,158      $ 7,804    $ 6,852    $ 7,238     $ 7,795
  Commercial aircraft...    3,891        3,155      4,760      6,595       6,752
  Missiles, space and
   electronic systems...    1,917        1,877      2,575      3,169       2,979
  Financial services and      334          326        287        352         519
   other................  -------      -------    -------    -------     -------
Operating revenues(2)...   14,300       13,162     14,474     17,354      18,045
Earnings (Loss) from
 continuing operations
 before cumulative
 effect of accounting
 change.................     (416)(6)      598        359        698 (4)     357
  Per share(3)..........    (1.83)(6)     2.53       1.53       2.99 (4)    1.55
Net earnings (loss).....     (416)(6)      598        396       (781)(5)     423
  Per share(3)..........    (1.83)(6)     2.53       1.68      (3.35)(5)    1.84
Interest expense:
  Aerospace segments(2).      116 (7)      131(7)      89(7)     309         232(7)
  Financial services and      109          118        126        159         221
   other segment........  -------      -------    -------    -------     -------
    Total(2)............      225          249        215        468         453
BALANCE SHEET INFORMA-
 TION(1)
Total assets............  $10,466      $12,216    $12,026    $13,781     $14,601
Notes payable and long-
 term debt:
  Aerospace segments....    1,251        1,272      1,625      2,767       2,324
  Financial services and
   other segment........    1,469        1,297      1,513      1,474       1,891
Shareholders' equity....    3,041        3,872      3,413      3,022       3,877
  Per share(3)..........    13.60        16.59      14.47      12.85       16.83
Debt-to-equity ratios:
  Aerospace segments....      .46          .36        .52       1.01         .66
  Financial services and
   other segment........     4.44         4.14       5.22       5.42        5.25
OTHER INFORMATION(8)
Firm backlog............  $19,640      $17,503    $19,379    $24,052     $30,448
Total backlog(9)........  $28,353      $29,232    $35,698    $41,806     $42,577
Ratio of Earnings to
 Fixed
 Charges(1)(2)(10)......      --  (12)     4.2x       2.8x       3.1x        2.2x

(Notes to table appear on page 7)

                                                         SIX MONTHS ENDED
                                                             JUNE 30,
                                                       ---------------------
                                                          1996       1995
                                                       ---------- ----------
                                                        (DOLLAR AMOUNTS IN
                                                        MILLIONS, EXCEPT PER
                                                            SHARE DATA)
SUMMARY OPERATIONS (8)
Revenues by industry segment:
  Military aircraft................................... $    3,962 $    3,898
  Commercial aircraft.................................      1,150      2,302
  Missiles, space and electronic systems..............      1,137        878
  Financial services and other........................        174        161
                                                       ---------- ----------
Operating revenues....................................      6,423      7,239
Net earnings..........................................        386        328
  Per share...........................................       1.76       1.43(11)
Interest expense:
  Aerospace segments..................................         62         72
  Financial services and other segment................         62         55
                                                       ---------- ----------
    Total.............................................        124        127
BALANCE SHEET INFORMATION(8)
Total assets.......................................... $   10,639 $   12,154
Notes payable and long-term debt:
  Aerospace segments..................................      1,233      1,296
  Financial services and other segment................      1,730      1,353
Shareholders' equity..................................      3,019      3,927
  Per share...........................................      13.96      17.37(11)
Debt-to-equity ratios:
  Aerospace segments..................................        .46        .36
  Financial services and other segment................       4.89       4.27
OTHER INFORMATION (8)
Firm backlog..........................................    $22,629    $15,916
Total backlog(9)......................................    $45,562    $24,580
Ratio of Earnings to Fixed Charges(10)................        5.1        4.6

(Notes to table appear on page 7)

- --------
 (1) Summary of Operations, Balance Sheet Information and Ratio of Earnings to Fixed Charges have been restated to reflect discontinued operations. The captions "military aircraft" and "commercial aircraft" were shown as "combat aircraft" and "transport aircraft" prior to 1992. "Military aircraft" now includes the former "combat aircraft" segment plus the C-17 program and other minor military programs previously included in the "transport aircraft" segment.

 (2) In 1993, the Company reclassified certain income and expense related to an executive life insurance program to general and administrative expenses. These items were previously reflected as revenues or interest expense. Years prior to 1993 have been restated.

 (3) Per share data has been restated to reflect the 1994 three-for-one stock split and the 1996 two-for-one stock split.

 (4) Includes a gain of $676 million ($2.90 per share) from a postretirement benefit curtailment relating to Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions."

 (5) Includes a net charge of $860 million ($3.69 per share) relating to the initial adoption and subsequent curtailment gain associated with SFAS No. 106.

 (6) Includes a charge of $1.123 billion ($4.95 per share) related to a change in accounting for the MD-11 commercial aircraft.

 (7) Includes reduction of $107 million in 1991, $135 million in 1993, $10 million in 1994, and $23 million in 1995 from resolution of several issues with the Internal Revenue Service.

 (8) Unaudited.

 (9) Total backlog includes firm backlog plus (a) U.S. and other government orders not yet funded, (b) U.S. and other government orders being negotiated as continuations of authorized programs, and (c) unearned price escalation on firm commercial aircraft orders. Backlog is that of the aerospace segments only and includes all but a minor portion of the work to be performed under long-term contracts. Customer options and products produced for short-term lease are excluded from backlog.

(10) For purposes of calculating the ratio of earnings to fixed charges, "earnings" have been calculated by adding interest expense (including amortization of capitalized interest) and the portion of rentals estimated to represent the interest factor to earnings from continuing operations before income taxes and cumulative effect of accounting change, and eliminating therefrom the undistributed earnings of less than 50% owned affiliates. "Fixed charges" include interest charges (including capitalized interest) and the portion of rentals estimated to represent the interest factor.

(11) Per share data has been restated to reflect the 1996 two-for-one stock split.

(12) For the year ended December 31, 1995, earnings were inadequate to cover fixed charges. The amount of such deficiency for the period was $749 million.

                                USE OF PROCEEDS

  Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including the repayment of existing indebtedness. Management of the Company expects that it will, on a recurrent basis, engage in additional financings as the need arises to finance the operations of the Company and its subsidiaries or to lengthen the average maturity of its borrowings.

                         DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an indenture, as amended (the "Indenture"), between the Company and The Bank of New York, (successor to Citibank, N.A.) as trustee ("Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement. The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities.

  The following information concerning the Debt Securities and certain provisions of the Indenture is intended to provide a summary thereof and does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever reference is made to defined terms (which are capitalized herein) of the Indenture, such defined terms are incorporated herein by reference.

GENERAL

  Reference is made to the Prospectus Supplement relating to a particular series of Debt Securities offered thereby for the following terms of such Debt
Securities: (1) the title of such Debt Securities and the series of which such Debt Securities shall be a part; (2) whether such Debt Securities are issuable in global form; (3) the aggregate principal amount of such Debt Securities; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates per annum (which may be fixed or variable) at which such Debt Securities will bear interest, if any; (6) the times at which such interest, if any, will be payable; (7) the provisions for redemption, if any, of such Debt Securities and the redemption prices; (8) the sinking fund requirements, if any, with respect to such Debt Securities; (9) whether the Debt Securities are denominated or provide for payment in United States dollars or a foreign currency, units or composites of two or more foreign currencies; (10) whether payment of the Debt Securities is to be determined by reference to an index, formula or other method based on a coin or currency other than that in which the Debt Securities are stated to be payable; (11) additional provisions, if any, for the defeasance of such Debt Securities; and (12) any other terms of such Debt Securities (which terms shall not be inconsistent with the provisions of the Indenture).

  The Debt Securities may be issued as Original Issue Discount Debt Securities to be sold at a substantial discount below their principal amount and may be denominated in currencies other than United States dollars. Special United States federal income tax considerations applicable to any such Debt Securities will be set forth in a Prospectus Supplement relating thereto.

  The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

  The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder or of any particular series of such Debt Securities and provides that securities, in addition to the Debt Securities, may be issued thereunder from time to time in one or more series. All Debt Securities issued under the Indenture will rank equally and ratably with any such additional securities issued under the Indenture.

  Under the Indenture, the Company will have the ability, in addition to the ability to issue Debt Securities with terms the same as or different from those of Debt Securities previously issued, to "reopen" a previous series of Debt Securities and issue additional Debt Securities of such series.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  The Debt Securities of a series may be issued only in fully registered form without coupons and may be issuable in whole or in part in the form of one or more global Debt Securities, as described below under "Global Securities."

  Debt Securities may be presented for exchange, and, unless otherwise indicated in an applicable Prospectus Supplement, may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the office of The Bank of New York, 101 Barclay Street, New York, New York, Attention: Corporate Trust Office (Trustee being a "Security Registrar"), in each case, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. In addition, Debt Securities may be presented for exchange or registration of transfer at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the Prospectus Supplement relating thereto. Such transfer or exchange will be effected by the Security Registrar, being satisfied with the documents of title and identity of the person making the request. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

  In the event of any partial redemption of Debt Securities of any series, the Company will not be required to (i) issue, register the transfer of or exchange Debt Securities of that series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities selected for redemption and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of principal of and interest, if any, on Debt Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the security register, or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in such security register. Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal office of The Bank of New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts.

  All moneys paid by the Company to the applicable Paying Agent for the payment of principal of or interest, if any, on any Debt Security which remain unclaimed at the end of three years after such principal or interest shall have become due and payable, will be repaid to the Company and the Holder of any such Debt Security will thereafter look only to the Company for payment thereof.

GLOBAL SECURITIES

  The Indenture provides that the Debt Securities may be issued in global form. If any series of Debt Securities is issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of, and any premium and interest on, a global Debt Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN DEFINED TERMS

  The definitions which follow are qualified in their entirety by reference to the definitions contained in the Indenture.

  "Net Tangible Assets" is defined to mean the aggregate amount at which assets of the Company and all Restricted Subsidiaries are reported on the asset side of the consolidated statement of financial position (after deducting all related depreciation, amortization and other valuation reserves and after excluding patents, trademarks, goodwill and similar intangibles and investments in and advances to Subsidiaries other than Restricted Subsidiaries) less all current liabilities (excluding deferred taxes) on the consolidated statement of financial position.

  "Original Issue Discount Security" is defined as any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof, as provided in the Indenture.

  "Principal Property" is defined to mean any manufacturing plant owned by the Company or any Restricted Subsidiary which is located within North America and the gross book value of which (without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 5% of Net Tangible Assets. Principal Property excludes, however, (i) aircraft and aerospace products and spare parts, (ii) certain other types of personal property and equipment, (iii) property financed through tax-exempt state or municipal securities and (iv) any real property held for development, lease or sale.

  "Restricted Subsidiary" is defined as a Subsidiary other than MDRC, MDFC, MDFS or any other Subsidiary which is primarily engaged in the business of financing or leasing.

  "Subsidiary" of the Company is defined as a corporation more than 50% of the voting stock of which is owned by the Company and/or one or more Subsidiaries.

LIMITATIONS ON LIENS

  The Indenture provides that if the Company or any Restricted Subsidiary shall issue, assume or guarantee any evidence of indebtedness for money borrowed ("indebtedness") secured by a mortgage, security interest, pledge or lien ("mortgage") on any Principal Property of the Company or any Restricted Subsidiary, or shares of stock or indebtedness of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure the Debt Securities equally and ratably with such secured indebtedness, unless the aggregate amount of all such secured indebtedness, together with all indebtedness with respect to sale and lease-back transactions involving Principal Properties (with the exception of such transactions which are excluded as described in "Limitations on Sale and Lease-Back Transactions" below), would not exceed 10% of Net Tangible Assets.

  Such limitation will not apply to indebtedness secured by (a) mortgages on property of any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) mortgages on any property existing at the date of the Indenture or at the time of acquisition by the Company or a Restricted Subsidiary (including acquisition through merger or consolidation), (c) mortgages securing indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (d) purchase money and construction mortgages entered into within specified time limits, (e) mechanics' liens, tax liens, liens in favor of any governmental body to secure progress, advance or other payments for the acquisition of real or personal property from such governmental body pursuant to contract or provision of statute; any other liens, charges and encumbrances incidental to construction, conduct of business or ownership of property of the Company or any Restricted

Subsidiary which were not incurred in connection with borrowing money, obtaining advances or credits for the acquisition of property and which in the aggregate, do not materially impair use of any Principal Property, or which are being contested in good faith, or (f) any extension, renewal or replacement of any of the aforementioned mortgages not in excess of the principal amount of such indebtedness plus the fee incurred in connection with such transaction.

LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS

  The Indenture provides that neither the Company nor any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction involving any Principal Property, unless the aggregate amount of all attributable debt (as defined in the Indenture) with respect to such transaction plus all indebtedness secured by mortgages on Principal Properties (with the exception of secured indebtedness which is excluded as described in "Limitations on Liens" above) would not exceed 10% of Net Tangible Assets.

  Such limitation will not apply to any sale and lease-back transaction if (a) the lease is for a period of not more than three years, (b) the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction, (c) the rent payable pursuant to such lease is to be reimbursed under a contract with the United States Government or any instrumentality or agency thereof, (d) the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or (e) the Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of indebtedness of the Company or a Restricted Subsidiary, an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased or (ii) the fair market value of the Principal Property leased. In lieu of applying proceeds to the retirement of indebtedness, debentures or notes (including the Debt Securities) of the Company or a Restricted Subsidiary may be surrendered to the applicable trustee for cancellation at a value equal to the redemption price thereof or the Company or a Restricted Subsidiary may credit the principal amount of indebtedness voluntarily retired within 180 days after such sale.

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

  The Company, without the consent of any Holder of Outstanding Debt Securities, may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any corporation or may acquire or lease the assets of any Person, provided that the corporation formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and that certain other conditions are met.

  The Indenture provides that neither the Company nor any Restricted Subsidiary may transfer any Principal Property to MDRC, MDFC, MDFS or to any other Subsidiary other than to a Restricted Subsidiary.

MODIFICATION AND WAIVER

  Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the outstanding Debt Securities of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the Stated Maturity of any installment of principal of, or interest on, any Debt Security or change the Redemption Price; (b) reduce the principal amount of, or the interest on, any Debt Security or reduce the amount of principal which could be declared due and payable prior to the Stated Maturity; (c) change the place or currency of any payment of principal or interest on any Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (e) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose Holders is required to modify or amend such Indenture; or (f) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive any past default to less than a majority. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of outstanding Debt Securities of any series may, with respect to such series, waive past defaults under the Indenture and waive compliance by the Company with certain provisions of the Indenture.

DEFEASANCE

  If the terms of the particular series of Debt Securities so provide, the Company may discharge its indebtedness and its obligations under the Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States with the Trustee. The Prospectus Supplement will more fully describe the provisions, if any, relating to such discharge.

EVENTS OF DEFAULT

  Under the Indenture, the following will be Events of Default with respect to any series of Debt Securities: (a) default in the payment of any interest upon any Debt Security of that series when due, continued for 30 days; (b) default in the payment of any principal or premium, if any, on any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance of any other covenant of the Company contained in the Indenture or in the Debt Securities of such series, continued for 90 days after written notice as provided in the Indenture; (e) acceleration of any indebtedness for money borrowed in an aggregate principal amount exceeding $10 million by the Company or any Restricted Subsidiary under the terms of the instrument under which such indebtedness is issued or secured, if such acceleration is not annulled, or such indebtedness is not discharged, within 10 days after written notice as provided in the Indenture; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect of Securities of that series. The Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or such lesser amount as may be provided for in the Debt Securities of that series) of all outstanding Debt Securities of that series due and payable immediately if an Event of Default with respect to Debt Securities of such series shall occur and be continuing at the time of declaration. At any time after a declaration of acceleration has been made with respect to Debt Securities of any series but before a judgment or decree for payment of money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been remedied or waived. Any Event of Default with respect to Debt Securities of any series may be waived by the Holders of a majority in principal amount of all outstanding Debt Securities of that series, except (i) in a case of failure to pay principal or premium, if any, or interest on any Debt Security of that series for which payment had not been subsequently made or (ii) in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected.

  The Holders of a majority in principal amount of the outstanding Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of such series, provided that such direction shall not be in conflict with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

  The Company will be required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Indenture.

THE TRUSTEE UNDER THE INDENTURE

  The Bank of New York is the Trustee under the Indenture. The Company maintains banking and borrowing relations with The Bank of New York.

                          DESCRIPTION OF DEBT WARRANTS

  The Company may issue, together with Debt Securities or separately, Debt Warrants for the purchase of Debt Securities. The Debt Warrants are to be issued under Debt Warrant Agreements (each a "Debt Warrant Agreement") to be entered into between the Company and a bank or trust company, as Debt Warrant Agent (the "Debt Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Debt Warrants being offered thereby. A copy of the form of Debt Warrant Agreement, including the form of Warrant Certificates representing the Debt Warrants (the "Debt Warrant Certificates"), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, is filed as an exhibit to the Registration Statement relating to the Securities. The following summaries of certain provisions of the Debt Warrant Agreement and the Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificates, respectively, including the definitions therein of certain terms.

GENERAL

  The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (2) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (3) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (6) if the Debt Securities purchasable upon exercise of such Debt Warrants are Original Issue Discount Debt Securities, a discussion of federal income tax considerations applicable thereto; and (7) where Debt Warrant Certificates may be transferred and registered.

  Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal or premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

  Each Debt Warrant will entitle the Holder to purchase for cash (or such other consideration as may be set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby) such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

  Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                              PLAN OF DISTRIBUTION

  The Company may sell the Securities to or through underwriters, and also may sell the Securities directly to other purchasers or through agents. Such underwriters may include Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") or may be a group of underwriters represented by Merrill Lynch or one or more other firms. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.

  If so indicated in the Prospectus Supplement, the Company will authorize the underwriters to solicit offers by certain institutions to purchase Securities from the Company pursuant to Delayed Delivery Contracts providing for payment and delivery on the date stated in the Prospectus Supplement. Delayed Delivery Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered thereby shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such institution is subject.

  Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

  The Company may authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase the Securities from the Company pursuant to contracts providing for payment and delivery on a future date. The dealers and such other persons acting as the Company's agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

  The validity of each issue of the Securities will be passed upon for the Company by F. Mark Kuhlmann, Esq., Senior Vice President and General Counsel of the Company, and for the underwriters or agents by Brown & Wood LLP.

                                    EXPERTS

  The consolidated financial statements of McDonnell Douglas Corporation and subsidiaries incorporated by reference in the Company's annual report (Form 10-
K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPEC-TUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RE-LIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                               -----------------


                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                           PROSPECTUS SUPPLEMENT
Description of Notes.......................................................  S-2
Plan of Distribution....................................................... S-14


                                 PROSPECTUS
Available Information.......................................................   2
Incorporation of Certain Documents by Reference.............................   2
The Company.................................................................   3
Summary Financial Information...............................................   5
Use of Proceeds.............................................................   8
Description of Debt Securities..............................................   8
Description of Debt Warrants................................................  13
Plan of Distribution........................................................  14
Legal Matters...............................................................  14
Experts.....................................................................  14

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                   MCDONNELL
                                    DOUGLAS
                                  CORPORATION

                               MEDIUM-TERM NOTES

                               -----------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                              MERRILL LYNCH & CO.

                             CHASE SECURITIES INC.

                               J.P. MORGAN & CO

                             SALOMON BROTHERS INC


                                AUGUST   , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except the registration fee.

   Registration fee................................................... $344,828
   Fees and expenses of accountants...................................   30,000
   Fees and expenses of counsel.......................................   40,000
   Blue Sky and Legal Investment fees and expenses....................   10,000
   Fees and expenses of Trustees......................................   50,000
   Printing expenses..................................................   50,000
   Rating agency fees.................................................  200,000
   Miscellaneous......................................................    5,172
                                                                       --------
     Total............................................................ $730,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 2-418 of the Maryland General Corporation Law permits indemnification of any officer or director made a party to any proceeding by reason of service in the capacity of an officer or director unless it is established that (i) the director's or officer's act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the officer or director in connection with the proceeding. However, if the proceeding was one by or in the right of the Company, indemnification may not be made in respect of any proceeding in which the officer or director shall have been adjudged to be liable to the Company. The termination of any proceeding by judgment, order or settlement does not create a presumption that the officer or director did not meet the requisite standard of conduct set forth above. The termination of any proceeding by conviction, nolo contendere or its equivalent, or probation prior to judgment creates a rebuttable presumption that the director did not meet the requisite standard of conduct.

  Section 2-418 of the Maryland General Corporation Law requires indemnification of officers and directors (unless limited by the corporation's charter) who have been successful, on the merits or otherwise, in the defense of certain proceedings against reasonable expenses incurred by the officer or director in connection with the proceeding. A court of appropriate jurisdiction, upon application of an officer or director and such notice as the court shall require, may order indemnification if it determines an officer or director is entitled to reimbursement as provided above, in which case the officer or director shall be entitled to recover the expenses of securing such reimbursement, or if it determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. However, indemnification with respect to any proceeding by or in the right of the corporation or in which the director or officer is held liable for receipt of improper personal benefit shall be limited to expenses.

  Article IX of the Company's Bylaws and Resolution 1114 adopted by the Company's Board of Directors provide indemnification of the Company's directors and officers consistent with Section 2-418.

  The form of Underwriting Agreement and Distribution Agreement filed as Exhibits 1(a) and 1(b), respectively, to this Registration Statement provides for the indemnification of the Company, its controlling persons, its directors and certain of its officers, by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts, as defined in the policy, in their respective capacities as directors or officers.

ITEM 16. LIST OF EXHIBITS.

     *1(a)  --Form of Underwriting Agreement, including Form of Terms Agreement and Delayed Delivery Contract.
     *1(b)  --Form of Distribution Agreement.
     *4(a)  --Indenture, dated as of September 1, 1985, between the Company and
              The Bank of New York, as successor trustee to Citibank, N.A., providing for the issuance of the Company's Senior Securities.
     *4(b)  --First Supplemental Indenture between the Company and The Bank of
              New York, as successor trustee to Citibank, N.A., amending the
              Company's Indenture providing for the issuance of Senior
              Securities.
     *4(c)  --Form of Second Supplemental Indenture between the Company and The
              Bank of New York, as successor trustee to Citibank, N.A., amending the Company's Indenture providing for the issuance of Senior
              Securities.
    **4(d)  --Form of Note.
     *4(e)  --Form of Fixed Rate Medium-Term Note.
      4(f)  --Form of Floating Rate Medium-Term Note.
     *4(g)  --Form of Warrant Agreement, including Form of Warrant
              Certificate.
      5     --Opinion of F. Mark Kuhlmann, Esq.
      12    --Computation of Ratio of Earnings to Fixed Charges.
      23(a) --Consent of F. Mark Kuhlmann (included in exhibit 5).
      23(b) --Consent of Ernst & Young LLP.
      24    --Power of Attorney (Included at II-4).
      25    --Form T-1 Statement of Eligibility and Qualification under the
              Trust Indenture Act of 1939 relating to The Bank of New York.
      99    --Report of Ernst & Young LLP with respect to certain summary financial information appearing or incorporated in the
              Registration Statement.

- --------
 * Exhibits 1(a), 1(b), 4(a), 4(b), 4(c), 4(e), and 4(g) are incorporated by reference as an exhibit hereto from Exhibits 1(a), 1(b), 4(a), 4(b), 4(c), 4(g) and 4(k), respectively, to Registrant's Registration Statement on form S-3 (File No. 33-36180).
** Exhibit 4(d) is incorporated by reference as an exhibit hereto from Exhibit
   4(b) to Registrant's Registration Statement on Form S-3 (File No. 33-
   002496).

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such Securities at the time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

  (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the Securities offered therein and the offering of such Securities at the time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the County of St. Louis and State of Missouri on the    day of
    , 1996.

                                          MCDONNELL DOUGLAS CORPORATION

                                                /s/ Harry C. Stonecipher
                                          BY___________________________________
                                                    HARRY C. STONECIPHER
                                                PRESIDENT & CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  Know all men by these presents, that each person whose signature appears below does hereby constitute and appoint F. Mark Kuhlmann and Steven N. Frank and each of them, acting severally, his or her true and lawful attorneys and agents to execute, in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of McDonnell Douglas Corporation), to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys and agents may lawfully do or cause to be done by virtue hereof.

  IN WITNESS WHEREOF, the undersigned have duly executed this Power of Attorney
as of the    day of August, 1996.

              SIGNATURE                         TITLE

      /s/ Harry C. Stonecipher          Director, President
- -------------------------------------    and Chief Executive
       (HARRY C. STONECIPHER)            Officer (Principal
                                         Executive Officer)

        /s/ John F. McDonnell           Chairman of the
- -------------------------------------    Board
         (JOHN F. MCDONNELL)

              SIGNATURE                         TITLE

         /s/ James F. Palmer            Senior Vice
- -------------------------------------    President and Chief
           JAMES F. PALMER               Financial Officer
                                         (Principal
                                         Financial Officer)

         /s/ Robert L. Brand            Vice President and
- -------------------------------------    Controller
          (ROBERT L. BRAND)              (Principal
                                         Accounting Officer)

          /s/ John H. Biggs             Director
- -------------------------------------
           (JOHN H. BIGGS)

      /s/ B.A. Bridgewater, Jr.         Director
- -------------------------------------
       (B.A. BRIDGEWATER, JR.)

        /s/ Beverly B. Byron            Director
- -------------------------------------
         (BEVERLY B. BYRON)

      /s/ William E. Cornelius          Director
- -------------------------------------
       (WILLIAM E. CORNELIUS)

                                        Director
- -------------------------------------
        (WILLIAM H. DANFORTH)

      /s/ Kenneth M. Duberstein         Director
- -------------------------------------
       (KENNETH M. DUBERSTEIN)

        /s/ William S. Kanaga           Director
- -------------------------------------
         (WILLIAM S. KANAGA)

     /s/ James S. McDonnell III         Director
- -------------------------------------
      (JAMES S. MCDONNELL III)

       /s/ George A. Schaefer           Director
- -------------------------------------
        (GEORGE A. SCHAEFER)

       /s/ Ronald L. Thompson           Director
- -------------------------------------
        (RONALD L. THOMPSON)

         /s/ P. Roy Vagelos             Director
- -------------------------------------
          (P. ROY VAGELOS)

                               INDEX TO EXHIBITS

 EXHIBIT
   NO.                            DESCRIPTION                           PAGE NO.
 -------                          -----------                           --------
  *1(a)  --Form of Underwriting Agreement, including Form of Terms
           Agreement and Delayed Delivery Contract. .................
  *1(b)  --Form of Distribution Agreement. ..........................
  *4(a)  --Indenture, dated as of September 1, 1985, between the
           Company and The Bank of New York, as successor trustee to
           Citibank, N.A., providing for the issuance of the Company's
           Senior Securities. .......................................
  *4(b)  --First Supplemental Indenture between the Company and The
           Bank of New York, as successor trustee to Citibank, N.A.,
           amending the Company's Indenture providing for the issuance of Senior Securities. ....................................
  *4(c)  --Form of Second Supplemental Indenture between the Company and The Bank of New York, as successor trustee to Citibank,
           N.A., amending the Company's Indenture providing for the
           issuance of Senior Securities. ...........................
 **4(d)  --Form of Note. ............................................
  *4(e)  --Form of Fixed Rate Medium-Term Note. .....................
   4(f)  --Form of Floating Rate Medium-Term Note. ..................
  *4(g)  --Form of Warrant Agreement, including Form of Warrant
           Certificate. .............................................
   5     --Opinion of F. Mark Kuhlmann, Esq. ........................
   12    --Computation of Ratio of Earnings to Fixed Charges. .......
   23(a) --Consent of F. Mark Kuhlmann (included in exhibit 5). .....
   23(b) --Consent of Ernst & Young LLP. ............................
   24    --Power of Attorney (Included at II-4). ....................
   25    --Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 relating to The Bank of New
           York. ....................................................
   99    --Report of Ernst & Young LLP with respect to certain
           summary financial information appearing or incorporated in the Registration Statement . .............................

- --------
 * Exhibits 1(a), 1(b), 4(a), 4(b), 4(c), 4(e), and 4(g) are incorporated by reference as an exhibit hereto from Exhibits 1(a), 1(b), 4(a), 4(b), 4(c), 4(g) and 4(k), respectively, to Registrant's Registration Statement on form S-3 (File No. 33-36180).
** Exhibit 4(d) is incorporated by reference as an exhibit hereto from Exhibit
   4(b) to Registrant's Registration Statement on Form S-3 (File No. 33-
   002496).